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Exhibit 10.1

NOTEHOLDERS AGREEMENT

        This Agreement, by and among BroadVision, Inc., a Delaware corporation, (the "Company") and the other signatories hereto, is effective as of July 25, 2005 (the "Agreement").

RECITALS

        Whereas, Portside Growth & Opportunity Fund, SF Capital Partners Ltd., Manchester Securities Corp., Kings Road Investments Ltd., Provident Premier Master Fund, Ltd. (collectively, the "Investors") and the Company have entered into that certain Securities Purchase Agreement dated as of November 10, 2004, (the "Purchase Agreement") and that certain Amended and Restated Registration Rights Agreement dated as of April 5, 2005, as amended (the "Registration Rights Agreement"); and

        Whereas, the securities and other rights received by the Investors under the terms of the Purchase Agreement include (i) senior subordinated secured convertible notes of the Company, including the Initial Notes (as defined in the Purchase Agreement) (the "Notes"), (ii) Warrants (as defined in the Purchase Agreement) to purchase shares of the Company's common stock (the "Warrants") and (iii) Additional Investment Rights (as defined in the Purchase Agreement) (the "AIRs") entitling the holder thereof to acquire additional senior subordinated secured convertible notes of the Company; and

        Whereas, contemporaneously with this Agreement, the Company, Bravo Holdco, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Buyer") and Bravo Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") to effect the "Transaction" as defined in Exhibit A hereto; and

        Whereas, the Company and the Investors that are parties to this Agreement wish to agree to terms regarding the treatment of the Notes, Warrants and AIRs, as well as the satisfaction by the Company of its obligations to the Investors pursuant to the Purchase Agreement and the Transaction Documents (as defined in the Purchase Agreement), in connection with the Transaction; and

        Whereas, the Investors that are parties to this Agreement comprise the Required Holders (as defined in the Notes and the Warrants) and hold a majority of the aggregate number of Registrable Securities issued and issuable under the Purchase Agreement; and

        Whereas, Section 9(e) of the Purchase Agreement states in part that no provision of the Purchase Agreement may be amended other than by an instrument in writing signed by the Company and the holders of a majority of the aggregate number of Registrable Securities issued under the Purchase Agreement, and that any amendment shall be binding on all Buyers and holders of Securities, as applicable, so long as such amendment applies to all holders of the applicable Securities then outstanding; and

        Whereas, Section 17 of the Notes states in part that the written consent without a meeting of the Required Holders shall be required for any change or amendment to the Notes; and

        Whereas, Section 9 of the Warrants states in part that the provisions of each of the Warrants may be amended only if the Company has obtained the written consent of the Required Holders and that no such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding;

AGREEMENT

        Now, Therefore, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions.    Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement.

2.    Amendment of Notes.    Pursuant to Section 17 of the Notes, each of the Notes held by the Holders (as defined in the Notes), whether or not a party to this Agreement, is hereby amended such that, notwithstanding anything to the contrary contained in Notes, including Section 5 thereunder, (a) upon the closing of the Transaction (the "Closing"), the Company will pay to each such Holder, within one business day of the effective time of the Transaction (such payments to be made prior to or reasonably contemporaneously with the payment of the Per Share Amount (as defined in Exhibit A) to shareholders in respect of the outstanding shares of Company common stock), (i) 110% of the Closing Amount (as defined below) if such effective time occurs on or before November 10, 2005, or (ii) 120% of the Closing Amount (as defined below) if such effective time occurs on or after November 11, 2005 (such payment pursuant to the foregoing clause (i) or (ii), as applicable, the "Closing Premium"), (b) neither the Company nor any Investor nor any other person shall be required to deliver to any Holder or any other party any notice relating to the Transaction (including, but not limited to, a Change of Control Notice or a Change of Control Redemption Notice, both as defined in the Notes), provided, however, that the Company shall notify the Investors in writing (i) of the dates on which the closing date and effective time of the Transaction are expected to occur at least 10 days prior to such expected dates and (ii) of the termination of the Merger Agreement for any reason within two business days following any such termination, (c) the Transaction is specifically permitted under the Notes and shall not be prohibited by the terms of the Notes, whether under Section 5 of the Notes or otherwise, and (d) in no event shall the entry into or consummation of the Transaction constitute an Event of Default (as defined in the Notes) for any purpose. The "Closing Amount" means (i) the outstanding Principal (as defined in the Notes) of each applicable Holder's Notes as of the effective time of the Transaction plus (ii) any accrued and unpaid Interest (as defined in the Notes) with respect to such Notes plus (iii) any accrued and unpaid Late Charges (as defined in the Notes) pertaining to such Notes.

3.    Amendment of Purchase Agreement.    Section 4(l) of the Purchase Agreement is hereby amended, and such amendment shall apply to all holders of the applicable Securities outstanding as of the date hereof, to specifically permit the Transaction and to except the Transaction from the prohibition preventing the Company from being party to a Fundamental Transaction unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants.

4.    Amendment of Warrants.    Pursuant to Section 9 of the Warrants, each of the Warrants held by the Holders (as defined in the Warrants), whether or not a party to this Agreement, is hereby amended such that, (a) the Transaction is specifically permitted under the Warrants and excepted from the provisions of Section 4(b) of the Warrants, which prohibits the Company from entering into or being a party to certain Fundamental Transactions (as defined in the Warrants) and (b) notwithstanding anything contained in Section 4 of the Warrants or otherwise, from and after the effective time of the Transaction, there shall be issued upon exercise of the each of the Warrants held by all Holders (as defined in the Warrants), whether or not a party to this Agreement, in lieu of the shares of the common stock of the Company purchasable upon the exercise of such Warrants prior to the Transaction, the merger consideration in the Transaction which the Holder thereof would have been entitled to receive upon the happening of the Transaction had such Holder's Warrants been exercised immediately prior to the Transaction. In addition, upon making the Termination Payments as provided for in Section 6, the Warrants held by the Investors that are parties hereto shall expire and be canceled and be of no further force or effect.

5.    Expiration of AIRs.    The Investors and all Holders acknowledge and agree that the AIRs have expired in accordance with their terms.

6.    Termination Payments to Investors at Closing.    Upon the Closing, the Company will pay to each Holder (as defined in the Notes) whether or not a party hereto, within one business day following the effective time of the Transaction, (a) such Holder's Closing Premium plus (b) any accrued but unpaid Interest (as defined in the Notes) on Principal (as defined in the Notes) outstanding as of such effective time in respect of such Holder's Note (provided that the Company shall continue making payments of Interest to each Holder in accordance with the terms of such Holder's Notes until such time as the Termination Payments (as defined below) have been made to such Holder) plus (c) any accrued but unpaid Registration Delay Payments (as defined in the Registration Rights Agreement) as of such effective time (provided that the Company shall continue making Registration Delay Payments to each Holder in accordance with the terms of the Registration Rights Agreement) (the payments described in the foregoing clauses (a), (b) and (c) are referred to collectively as the "Termination Payments"). Upon making the Termination Payments to a Holder, the Company shall have no further obligations of any kind to such Holder (as defined in the Notes and the Warrants), whether under the terms of the Purchase Agreement, the Notes, the Warrants, the AIRs, the Transaction Documents, or otherwise, and the Purchase Agreement, the Notes, the Warrants, the AIRs, and the Transaction Documents shall be terminated and shall be of no further force or effect with respect to such Holder and such Holder shall have no claims under such documents in connection with the Notes, Warrants and AIRs, the offering, issuance and sale thereof, the Purchase Agreement and Transaction Documents (including in connection with any Filing Failure, Effectiveness Failure or Maintenance Failure, each as defined in the Registration Rights Agreement), the Transaction or the Merger Agreement.

7.    Validity; Enforcement; Authority; Organization; Required Holders.

        (a)   Each Investor represents on behalf of itself that it is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated herein and such actions have been duly authorized and approved by its board of directors or similar governing body and no other corporate action on the part of each Investor is necessary to undertake such actions. Each Investor represents on behalf of itself that this Agreement has been duly and validly authorized, executed and delivered on behalf of such Investor and shall constitute the legal, valid and binding obligations of such Investor enforceable against such Investor in accordance with its terms.

        (b)   The Company represents on behalf of itself that it is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated herein and such actions have been duly authorized and approved by its board of directors or similar governing body and no other corporate action on the part of the Company is necessary to undertake such actions. The Company represents on behalf of itself that this Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

        (c)   Merger Sub represents on behalf of itself that it is a limited liability company duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is formed or organized and has all requisite limited liability company power and authority necessary to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated herein and such actions have been duly authorized and approved by its board of directors or similar governing body and no other limited liability company action on the part of the Merger Sub is necessary to undertake such actions. The Merger Sub represents on behalf of itself that this Agreement has been duly and validly authorized, executed and delivered on behalf of the Merger Sub and shall constitute the legal, valid and binding obligations of the Merger Sub enforceable against the Merger Sub in accordance with its terms.

        (d)   Each Investor represents on behalf of itself that it owns the number of Notes and Warrants set forth opposite such Investor's name on Exhibit B hereto and that such Investor has not transferred any of its Notes or Warrants issued to it under the Purchase Agreement or Transaction Documents. The Company represents that the number of Notes and Warrants originally issued and currently outstanding are as set forth on Exhibit B hereto and that no other Notes or Warrants other than those set forth on Exhibit B have been issued under the Purchase Agreement or the Transaction Documents. Assuming the accuracy of the representations in the two preceding sentences, each Investor represents that the Investors that are parties hereto comprise the "Required Holders" as defined in the Notes and the Warrants and comprise the holders of a majority of the aggregate number of Registrable Securities issued under the Purchase Agreement and as such have the authority to effect the amendments contemplated herein.

8.    Merger Sub.    Merger Sub represents that, from and after the effective time of the Transaction, it will have sufficient funds to make the payments and to perform the obligations required hereunder.

9.    Transfer Restrictions.    During the period from the date of this Agreement through the effective time of the Transaction or the earlier termination of this Agreement, each Investor shall not cause or permit any Transfer of any of its Warrants or Notes or any rights granted pursuant to the Purchase Agreement or the Transaction Documents to be effected unless the transferee agrees in writing, reasonably satisfactory in form and substance to the Company and to Buyer, to be bound by all of the terms of this Agreement. An Investor shall be deemed to have a effected a "Transfer" of a security if such Investor: (i) sells, transfers, grants an option with respect to or disposes of its Warrants or Notes or any rights granted pursuant to the Purchase Agreement or Transaction Documents or any interest in such security to any person other than to the Company (such transfer not to be made without the prior written consent of the Company and Buyer, not to be unreasonably withheld); or (ii) enters into an agreement or commitment contemplating the possible sale of, transfer of, grant of an option with respect to or disposition of such security or any interest therein to any person other than with the Company (and in such case, only with the prior written consent of Buyer, not to be unreasonably withheld).

10.    Conditions Precedent; Termination.    The respective obligations of each of the parties hereto to effect the amendments and transactions contemplated by this Agreement shall be subject to the receipt by each of the Investors that are parties hereto of a fully executed Merger Agreement whose terms are substantially similar to those set forth on Exhibit A hereto. This Agreement will terminate and be of no further force or effect if the effective time of the Transaction has not occurred by December 31, 2005 or if the Merger Agreement is terminated for any reason or if the Merger Agreement is amended in such a way that the economic terms of the Transaction (excluding the waiver of any covenants or closing conditions that do not specifically result in an increase in the Per Share Amount (as defined in Exhibit A)) are more favorable to the shareholders of the Company. In addition, any of the Investors may terminate this Agreement upon written notice to the Company if the Company materially breaches any of its material representations, warranties or covenants in any of the Transaction Documents or breaches any of its representations, warranties or covenants in this Agreement.

11.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.    Governing Law.    This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Purchase

Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY

13.    Expenses.    Whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses. Notwithstanding the foregoing, upon the effectiveness of this Agreement and the execution and delivery of this Agreement by the Required Holders, the Company shall be obligated to pay within 5 business days to Portside Growth & Opportunity Fund an amount equal to $25,000 for its reasonable fees and expenses incurred in connection with the Registration Rights Agreement, the Registration Statement (as defined therein) and this Agreement.

14.    Further Assurances.    Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby including in connection with the filing of any Registration Statement (as defined in the Registration Rights Agreement).

15.    Amendment; Waiver; Irrevocability.    Subject to the termination provisions in Section 10 of this Agreement, no provision of this Agreement may be amended, other than with the written consent of the Company and the Required Holders (as defined in the Notes and Warrants). No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. Except as set forth in this Section, and subject to the termination provisions and the satisfaction of the conditions in Section 10 of this Agreement, each Investor expressly waives all rights and powers, whether alone or in conjunction with others, and regardless of when or from what source he may have acquired such rights or powers, to alter, amend, revoke, any of the terms of this Agreement, in whole or in part.

16.    Independent Nature of Buyers' Obligations and Rights.    The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder or for any other Investor's representations or warranties hereunder. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature page follows]

        The parties hereto have executed this Agreement as of the date first set forth above.

COMPANY
BROADVISION, INC.
By:	/s/ PEHONG CHEN Name: Pehong Chen Title: President and Chief Executive Officer
From and after the effective time of the Transaction, Merger Sub hereby guarantees the full and timely payment and performance by the Company of all of its obligations hereunder.
BRAVO MERGER SUB, LLC
By:	/s/ CHRISTOPHER NICHOLSON Name: Christopher Nicholson Title: Chief Executive Officer

INVESTORS
Portside Growth & Opportunity Fund
By:	/s/ JEFF SMITH Name: Jeff Smith Title: Authorized Signatory

SF CAPITAL PARTNERS LTD.
By:	Name: Title:

MANCHESTER SECURITIES CORP.
By:	Name: Title:

KINGS ROAD INVESTMENTS LTD.
By:	/s/ BRANDON L. JONES Name: Brandon L. Jones Title: Co-head, Private Investments

PROVIDENT PREMIER MASTER FUND, LTD.
By:	Name: Title:

EXHIBIT A TO NOTEHOLDERS AGREEMENT

        The "Transaction" as used this Agreement shall mean a series of transactions whereby:

        (a)   in accordance with the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, at the effective time of the Transaction (as defined herein) (as used in this Exhibit A, the "Effective Time"), the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving entity in the Merger, but the Buyer may, at its option, elect to amend the Merger Agreement to provide for a merger of (i) Merger Sub or any other affiliate of Buyer or any affiliate of Buyer's majority stockholder with and into the Company, or (ii) a merger of the Company with and into any other affiliate of Buyer or any affiliate of Buyer's majority stockholder (an "Alternative Merger") provided that any such Alternative Merger shall not materially delay consummation of the transactions contemplated by the Merger Agreement (the transaction described in this clause (a), (the "Merger"));

        (b)   each issued and outstanding share of Company common stock (other than certain appraisal shares), shall be converted into the right to receive $0.85 in cash, without interest (the "Per Share Amount");

        (c)   the outstanding options to purchase Company common stock outstanding at the Effective Time shall be entitled to receive a cash amount of the excess, if any, of the Per Share Amount over the exercise price payable in respect of such share of Company common stock issuable under such option;

        (d)   each warrant to purchase shares of Company common stock outstanding at the Effective Time shall be converted into the right to receive a cash amount equal to the excess, if any, of the Per Share Amount over the exercise price payable in respect of such share of Company common stock issuable under such warrant; and

        (e)   the CEO of the Company may be permitted to rollover his equity in the Company or be offered the right to subscribe for 0-9.9% of the equity of the Buyer or an affiliate of the Buyer or the Merger Sub in the Merger.

EXHIBIT B TO NOTEHOLDERS AGREEMENT

Investor	Original Aggregate Principal Amount of Initial Notes	Aggregate Principal Amount of Initial Notes Outstanding as of Date of Agreement	Number of Underlying Warrant Shares Outstanding as of Date of Agreement	Purchase Price
Portside Growth & Opportunity Fund	$5,000,000	$4,333,333.13	543,478	$5,000,000
SF Capital Partners Ltd.	$4,000,000	$3,466,666.50	434,783	$4,000,000
Manchester Securities Corp.	$2,000,000	$1,733,333.25	217,391	$2,000,000
Kings Road Investments Ltd.	$3,500,000	$3,033,333.19	380,435	$3,500,000
Provident Premier Master Fund, Ltd.	$1,500,000	$1,299,999.94	163,043	$1,500,000

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  Exhibit 10.1
NOTEHOLDERS AGREEMENT
EXHIBIT A TO NOTEHOLDERS AGREEMENT
EXHIBIT B TO NOTEHOLDERS AGREEMENT